Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of MultiMetaVerse Holdings Limited (f/k/a Model Performance Acquisition Corp.) (the “Company”) on the Amendment No. 2 to Form F-1 [FILE NO. 333-269609] of our report dated April 28, 2023, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from January 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

June 9, 2023